EXHIBIT 99.1
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2010

Page
Unaudited Pro Forma Condensed Consolidated Balance Sheets as of December 31, 2010	3

Unaudited Pro Forma Condensed Consolidated Statement of Income for the year ended December 31, 2010	4

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements	5

UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS
     The accompanying unaudited pro forma condensed consolidated financial statements presented below have been prepared based on certain pro forma adjustments to the historical consolidated financial statements of Health Care REIT, Inc. (the “Company”) as of and for the year ended December 31, 2010 and FC-GEN Acquisition Holding, LLC (“Acquisition Holding”) as of September 30, 2010 and the twelve months ended September 30, 2010. The historical consolidated financial statements of the Company are contained in its Annual Report on Form 10-K for the year ended December 31, 2010. The historical consolidated financial statements of Acquisition Holding are included as Exhibits 99.2 and 99.3 to the Current Report on Form 8-K as filed with the SEC on February 28, 2011.
     The accompanying unaudited pro forma condensed consolidated financial statements give effect to (i) the proposed acquisition by the Company of 100% of the equity interests in Acquisition Holding, which indirectly owns (1) 140 senior housing and care facilities (137 of fee simple and three pursuant to ground leases) and (2) the leasehold interests in and options to purchase seven senior housing and care facilities, for approximately $2.4 billion (collectively, the “Acquisition”) and (ii) the proposed lease by the Company to Genesis Operations, LLC (“Tenant”) under which the Tenant will operate the acquired facilities (the “Master Lease”). Prior to closing, FC-GEN Operations Investment, LLC (“OpCo”) will be a direct subsidiary of Acquisition Holding. Prior to the closing date, Acquisition Holding will contribute the assets, liabilities and equity interests relating to (i) the business of operating and managing senior housing and care facilities, (ii) joint venture entities and (iii) other ancillary businesses to OpCo and then distribute all of the equity interests in OpCo to FC-GEN Investment, LLC (“FC-GEN”). Tenant is a wholly-owned subsidiary of OpCo. All obligations under the Master Lease will be guaranteed by OpCo. In addition, in conjunction with the Acquisition, Company will have the option to acquire a 9.9% ownership interest in OpCo for a fixed price equal to $47 million at any time during the initial term of the Master Lease. The unaudited pro forma condensed consolidated balance sheet as of December 31, 2010 has been prepared as if the Acquisition had occurred as of that date. The unaudited pro forma condensed consolidated statement of income for the year ended December 31, 2010 has been prepared as if the Acquisition had occurred as of January 1, 2010. Such statements also give effect to the application of proceeds from recently consummated common stock and preferred stock offerings undertaken by the Company in order to finance part of the Acquisition.
     The allocation of the purchase price of Acquisition Holding reflected in these unaudited pro forma condensed consolidated financial statements has been based upon preliminary estimates of the fair value of assets ultimately acquired and liabilities ultimately assumed. A final determination of the fair values of Acquisition Holding’s assets and liabilities, which cannot be made prior to the completion of the Acquisition, will be based on the actual valuation of the tangible and intangible assets and liabilities of Acquisition Holding that exist as of the date of completion of the Acquisition. Consequently, amounts preliminarily allocated to identifiable tangible and intangible assets and liabilities could change significantly from those used in the pro forma condensed consolidated financial statements presented below and could result in a material change in amortization of tangible and intangible assets and liabilities. Additionally, the senior unsecured notes proceeds assumed in the pro forma as adjusted columns are predicated on anticipated sales of debt securities by the Company. There can be no assurance that such sales will occur on the terms estimated or at all.
     In the opinion of the Company’s management, the pro forma condensed consolidated financial statements include all significant necessary adjustments that can be factually supported to reflect the effects of the Acquisition. The unaudited pro forma condensed consolidated financial statements are provided for informational purposes only. The unaudited pro forma condensed consolidated financial statements are not necessarily and should not be assumed to be an indication of the results that would have been achieved had the Acquisition been completed as of the dates indicated or that may be achieved in the future. The completion of the valuation, the allocation of the purchase price, the impact of ongoing integration activities, the timing of completion of the Acquisition and other changes in Acquisition Holding tangible and intangible assets and liabilities that occur prior to completion of the Acquisition could cause material differences in the information presented. Furthermore, following consummation of the Acquisition, the Company expects to apply its own methodologies and judgments in accounting for the assets and liabilities acquired in the Acquisition, which may differ from those reflected in Acquisition Holding’s historical consolidated financial statements and the pro forma condensed consolidated financial statements.

Health Care REIT, Inc.
Unaudited Pro Forma Condensed Consolidated Balance Sheet
December 31, 2010
(In thousands)

		Acquisition
	Company	Holding		Pro Forma		Company	Pro Forma
	Historical	Historical	(A)	Adjustments		Pro Forma	As Adjusted
Assets
Real property, net	$8,155,529	$1,753,406		$723,405	(D)	$10,632,340	$10,632,340
Real estate loans receivable, net	435,304	—		—		435,304	435,304

Net real estate investments	8,590,833	1,753,406		723,405		11,067,644	11,067,644
Goodwill	51,207	119,090		(119,090)	(C)	51,207	51,207
Deferred loan expenses	32,960	12,545		(467)	(C)	39,543	40,960	(P)
				(5,495)	(E)
Cash and cash equivalents	131,570	113,152		(113,152)	(C)	88,987	442,070	(P)
				(42,583)	(B)
Other assets	645,164	629,848		(587,855)	(C)	645,164	645,164
				(41,993)	(F)

Total assets	$9,451,734	$2,628,041		$(187,230)		$11,892,545	$12,247,045

Liabilities and equity
Liabilities:
Borrowings under unsecured line of credit arrangement	$300,000	$—		$—		$300,000	$-	(P)
Bridge loan	—	—		345,500	(G)	345,500	-	(P)
Senior unsecured notes	3,034,949	—		—		3,034,949	4,034,949	(P)
Secured debt	1,125,906	1,713,920		(43,357)	(C)	1,125,906	1,125,906
				(1,670,563)	(G)
Capital lease obligations	8,881	160,820		(84,454)	(C)	85,692	85,692
				445	(H)
Accrued expenses and other liabilities	244,345	735,827		(487,868)	(C)	244,345	244,345
				(247,959)	(F)

Total liabilities	4,714,081	2,610,567		(2,188,256)		5,136,392	5,490,892
Redeemable noncontrolling interests	4,553	—		—		4,553	4,553
Equity:
Preferred stock	291,667	—		718,750	(N)	1,010,417	1,010,417
Common stock	147,155	—		28,750	(N)	175,905	175,905
Capital in excess of par value	4,932,468	—		1,307,000	(N)	6,239,468	6,239,468
Other equity	(768,439)	—		(36,000)	(B)	(804,439)	(804,439)
Total members’ equity (deficit)	—	10,613		(10,613)	(I)	—	—

Total Company stockholders’ equity	4,602,851	10,613		2,007,887		6,621,351	6,621,351
Noncontrolling interests	130,249	6,861		(6,861)	(C)	130,249	130,249

Total equity	4,733,100	17,474		2,001,026		6,751,600	6,751,600

Total liabilities and equity	$9,451,734	$2,628,041		$(187,230)		$11,892,545	$12,247,045

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

Health Care REIT, Inc.
Unaudited Pro Forma Condensed Consolidated Statement of Income
Year Ended December 31, 2010
(In thousands, except per share data)

		Acquisition
	Company	Holding	Pro Forma		Company	Pro Forma
	Historical	Historical (J)	Adjustments		Pro Forma	As Adjusted
Revenues:
Rental income	$581,424	$—	$222,429	(K)	$803,853	$803,853
Resident fees and services	51,006	2,460,737	(2,460,737)	(C)	51,006	51,006
Interest income	40,855	—	—		40,855	40,855
Other income	7,245	2,340	(2,340)	(C)	7,245	7,245

Total revenues	680,530	2,463,077	(2,240,648)		902,959	902,959
Expenses:
Interest expense	157,108	142,296	(11,555)	(C)	188,619	216,269	(Q)
			(99,230)	(L)
Property operating expenses	83,120	2,080,426	(2,080,426)	(C)	83,120	83,120
Depreciation and amortization	197,118	86,668	(24,844)	(C)	260,651	260,651
			1,709	(M)
General and administrative	54,626	118,543	(118,543)	(C)	54,626	54,626
Transaction costs	46,660	—	—		46,660	46,660
Impairment of assets	—	14,492	(14,492)	(C)	—	—
Loss (gain) on extinguishment of debt	34,171	(1,057)	1,057	(C)	34,171	34,171
Provision for loan losses	29,684	—	—		29,684	29,684

Total expenses	602,487	2,441,368	(2,346,324)		697,531	725,181

Income from continuing operations before income taxes and income from unconsolidated joint ventures	78,043	21,709	105,676		205,428	177,778
Income tax (expense) benefit	(364)	(8,113)	8,113	(F)	(364)	(364)
Income from unconsolidated joint ventures	6,673	(219)	219	(C)	6,673	6,673

Income from continuing operations	84,352	13,377	114,008		211,737	184,087
Less: Preferred stock dividends	21,645	—	46,719	(O)	68,364	68,364
Net income (loss) attributable to noncontrolling interests	357	3,066	(3,066)	(C)	357	357

Income from continuing operations attributable to common stockholders	$62,350	$10,311	$70,355		$143,016	$115,366

Average number of common shares outstanding:
Basic	127,656		28,750	(N)	156,406	156,406
Diluted	128,208		28,750	(N)	156,958	156,958
Income from continuing operations attributable to common stockholders per share: (R)
Basic	$0.49				$0.91	$0.74
Diluted	0.49				0.91	0.74
The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

HEALTH CARE REIT, INC.
NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the respective historical financial statements and the notes thereto of the Company for the year ended December 31, 2010 and of Acquisition Holding as of September 30, 2010 and for the nine months ended September 30, 2010 and September 30, 2009 that are incorporated herein by reference.
(A)	As of the date of this Current Report on Form 8-K, Acquisition Holding, a private company, has not completed its audit for the year ended December 31, 2010. As such, the Company has elected to use the historical unaudited condensed consolidated financial statements of Acquisition Holding as of September 30, 2010 which have been presented based on the financial statement classifications utilized by the Company.

(B)	On February 28, 2011, the Company entered into a definitive agreement to acquire Acquisition Holding for a total cash purchase price of $2,400,000,000. The total purchase price of $2,476,811,000 is comprised of the cash consideration and the fair value of capital lease obligations totaling $76,811,000 (see Note H). Immediately after the Acquisition, Tenant will lease the facilities acquired from Acquisition Holding from the Company pursuant to the Master Lease (see Note K). All obligations under the lease will be guaranteed by OpCo. In connection with the Acquisition, the Company estimates it will pay approximately $42,583,000 of fees and costs including advisory fees ($6,000,000), legal fees ($2,000,000), due diligence and other closing costs ($28,000,000) and fees associated with bridge loan financing ($6,583,000). Fees associated with bridge loan financing will be deferred and amortized over the term of the loan. The other $36,000,000 of costs are directly attributable to the Acquisition and represent non-recurring costs; therefore, the anticipated impact on the results of operations was excluded from the pro forma condensed consolidated statement of income.

(C)	Prior to closing, OpCo will be a direct subsidiary of Acquisition Holding. Immediately before the closing date, certain subsidiaries of Acquisition Holding will transfer the assets, liabilities and equity interests relating to (i) the business of operating and managing senior housing and care facilities, (ii) joint venture entities and (iii) other ancillary businesses to OpCo and then distribute all of the equity interests in OpCo to FC-GEN. The parties intend that under no circumstances shall the Company be deemed the owner of, or otherwise have control over, OpCo, its subsidiaries or the assets, liabilities and equity thereof for any period of time. As such, all relevant amounts relating to OpCo have been eliminated from Acquisition Holding. Adjustments identified represent assets, liabilities, revenues and expenses of OpCo that were not retained in the Acquisition. Subsequent to the Acquisition, the Company will have primarily acquired 140 senior housing and care facilities and the leasehold interests in and options to purchase seven other senior housing and care facilities.

(D)	Adjustments to real property follow (in thousands):

Real property not acquired:(1)
Land and land improvements	$(16,342)
Buildings and improvements	(275,830)
Construction in progress	(2,565)
Accumulated depreciation and amortization	72,684

Total real property not acquired	(222,053)
Fair value adjustments:(2)
Land and land improvements	(97,578)
Buildings and improvements	859,810
Construction in progress	(2,409)
Accumulated depreciation and amortization	185,635

Total real property fair value adjustments	945,458

Net real property asset adjustments	$723,405

(1)	See Note C. (2) Acquisition Holding’s real property assets have been adjusted to their preliminary estimated fair values and the related historical balances of accumulated depreciation and construction in progress are eliminated when in-service real property assets are recorded at fair value.

(E)	Adjustments represent the deferral of $6,583,000 of fees associated with bridge financing (see Note B) offset by the elimination of Acquisition Holding’s deferred loan costs of $12,078,000.

(F)	Adjustments represent elimination of deferred tax assets and liabilities of Acquisition Holding. As a result of the Acquisition, we are subject to corporate level taxes for any asset acquired in the Acquisition and subsequently sold for a period of 10 years

HEALTH CARE REIT, INC.
NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
subsequent to closing (“built-in gains tax”). The amount of income potentially subject to this special corporate level tax is generally equal to (i) the excess of the fair value of the asset as of the date of closing over its adjusted tax basis as of the date of closing, or (ii) the actual amount of gain, whichever of (i) and (ii) is lower. We have not recorded a deferred tax liability as a result of the potential built-in gains tax based on our intentions with respect to such assets and available tax planning strategies. Additionally, at the closing of the Acquisition, 100% of the real estate of Acquisition Holding will be acquired by a subsidiary of the Company; accordingly, assuming the Acquisition was effective January 1, 2010, all of the amounts of the income tax expense would then be eliminated.
(G)	The Company expects to fund $2,400,000,000 of cash consideration and other associated costs of the Acquisition primarily with permanent financing and available cash. The Company has obtained a commitment for a 364-day bridge loan of $2,400,000,000. The original commitment amount of the bridge loan facility was reduced by approximately $1,829,732,000, the amount of a portion of the net proceeds of the common stock and preferred stock offerings. Although the Company intends to finance the Acquisition through the proceeds of the completed offerings of common stock and preferred stock (see Note N), cash on hand and the current offering of senior unsecured notes, for purposes of these unaudited pro forma consolidated financial statements we have initially assumed a drawdown of $345,500,000 under the bridge loan at the closing of the Acquisition. However, the Company does not expect to utilize the bridge loan assuming the successful completion of the notes offering (see Note P). Approximately $1,670,563,000 of Acquisition Holding’s long-term debt is expected to be settled or repaid at closing.

(H)	At closing, Company will assume existing leases at seven properties. Acquisition Holding has historically recognized these leases as capital leases due to bargain purchase options. Company has adjusted the capital lease obligations to estimated fair values.

(I)	Adjustment to the total members’ equity represents the elimination of such balance of Acquisition Holding.

(J)	As discussed in Note A, Acquisition Holding has not completed its audit for the year ended December 31, 2010. As such, the following represents Acquisition Holding’s unaudited condensed consolidated results from continuing operations for the twelve months ended September 30, 2010 as derived from the audited and unaudited condensed consolidated financial statements of Acquisition Holding (in thousands):

		Deduct:	Add:
	Year Ended	Nine Months Ended	Nine Months Ended	Twelve Months Ended
	December 31, 2009	September 30, 2009	September 30, 2010	September 30, 2010
Revenues:
Resident fees and services	$2,376,967	$1,766,127	$1,849,897	$2,460,737
Other income	2,145	2,026	2,221	2,340

Total revenues	2,379,112	1,768,153	1,852,118	2,463,077
Expenses:
Interest expense	138,008	99,973	104,261	142,296
Property operating expenses	2,003,989	1,478,145	1,554,582	2,080,426
Depreciation and amortization	85,151	63,488	65,005	86,668
General and administrative	117,742	88,959	89,760	118,543
Impairment of assets	17,358	17,358	14,492	14,492
Loss (gain) on extinguishment of debt	12,306	12,956	(407)	(1,057)

Total expenses	2,374,554	1,760,879	1,827,693	2,441,368

Income from continuing operations before income taxes and income from unconsolidated joint ventures	4,558	7,274	24,425	21,709
Income tax expense	(17,105)	(18,469)	(9,477)	(8,113)
Income from unconsolidated joint ventures	435	332	(322)	(219)

Income (loss) from continuing operations	(12,112)	(10,863)	14,626	13,377
Less: Net income attributable to noncontrolling interests	1,367	1,100	2,799	3,066

Income (loss) from continuing operations attributable to common stockholders	$(13,479)	$(11,963)	$11,827	$10,311

HEALTH CARE REIT, INC.
NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(K)	Immediately after the closing of the Acquisition, a subsidiary of the Company will lease the acquired facilities to Tenant pursuant to the Master Lease. In addition to rent, the triple net Master Lease requires Tenant to pay all operating costs, utilities, real estate taxes, insurance, building repairs, maintenance costs and all obligations under the ground leases. All obligations under the Master Lease will be guaranteed by OpCo. The initial term will be fifteen years. Tenant will have one option to renew for an additional term of fifteen years. The Master Lease will provide that the base rent for the first year will be $198,000,000 and will increase at least 1.75% but no more than 3.50% (subject to CPI changes) for each of the years two through six during the initial term and at least 1.50% but no more than 3.00% per year thereafter (subject to CPI changes). The adjustment to rental income represents the estimated straight-line rent the Company expects to recognize based on the minimum rent escalators during the initial term.

(L)	The pro forma increase in interest expense as a result of the bridge loan financing in the Acquisition is calculated using market rates management believes would have been available to the Company for the borrowings assumed to have been issued as of February 25, 2011 (the last business date before the date that the definitive agreement was executed to acquire Acquisition Holding) pursuant to the bridge loan commitment. The all-in cost of bridge financing is estimated to be 7.97%. Each 1/8 of 1% increase in the annual interest rate assumed with respect to the debt would increase pro forma interest expense by $432,000 for the year ended December 31, 2010. Adjustments to interest expense are as follows (in thousands):

Elimination of Acquisition Holding’s interest expense	$(130,741)
Interest expense and fees associated with bridge loan	20,950
Amortization of deferred fees associated with bridge loan (Note B)	6,583
Interest expense on capital lease obligations (Note H)	3,978

Total	$(99,230)

(M)	Adjustments to depreciation and amortization represent the elimination of Acquisition Holding’s historical depreciation ($61,824,000) offset by depreciation expense as a result of the recording of Acquisition Holding’s real property at its estimated fair value ($63,533,000). Estimated useful lives of 40 years and 15 years were assumed to compute depreciation for buildings and improvements, respectively, on a straight-line basis.

(N)	Adjustments represent the issuance of 28,750,000 shares of Company common stock and 14,375,000 shares of Company 6.50% Series I cumulative convertible perpetual preferred stock and the application of the proceeds therefrom of $2,054,500,000 to fund a portion of the Acquisition’s cash consideration. The shares of Company common and preferred stock issued are valued as follows (in thousands, except per share data):

	Common	Preferred
Number of shares issued	28,750	14,375
Issuance price(1)	$49.25	$50.00

Gross value of shares issued	1,415,938	718,750
Less: Underwriting discounts	(56,638)	(21,563)
Less: Share registration and issuance costs	(1,200)	(787)

Total value of shares issued	$1,358,100	$696,400

The total value of the shares issued is presented as follows (in thousands):

	Common	Preferred
Common Stock: Par value, $1.00 per share	$28,750
Preferred Stock: Liquidation preference, $50.00 per share		$718,750
Capital in excess of par value	1,329,350	(22,350)

Total	$1,358,100	$696,400

(1)	Common stock price represents the public offering price. Preferred stock price represents liquidation preference per share.
(O)	Adjustment represents the dividend on the issuance of 14,375,000 shares of the Company’s 6.50% Series I cumulative convertible perpetual preferred stock (see Note N).

(P)	Adjustments represent the anticipated issuance and sale of $1,000,000,000 of senior unsecured notes due 2016-2041 with an assumed weighted-average interest rate of 5.44% (calculated using market rates management believes would have been available to the Company for the borrowings assumed to have been issued as of March 8, 2011) and the application of the estimated net

HEALTH CARE REIT, INC.
NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
proceeds therefrom of $992,000,000. As a result of not utilizing bridge financing, the Company would not expect to pay the $6,583,000 of bridge fees. The notes proceeds assumed are predicated on anticipated sales of debt securities by the Company. There can be no assurance that such sales will occur on the terms estimated herein or at all. The notes assumed to be issued are valued as follows (in thousands):

Face amount	$1,000,000
Offering price(1)	100%

Gross value of notes issued	1,000,000
Less: Underwriting discounts	(6,938)
Less: Debt issuance costs	(1,062)

Total net proceeds	$992,000

The application of the net proceeds is as follows (in thousands):

Cash consideration for the Acquisition	$345,500
Repayment of unsecured line of credit arrangement	300,000
Unallocated cash and cash equivalents(2)	346,500

Total net proceeds	$992,000

(1)	For pro forma purposes, the Company has assumed the notes will be issued at par.

(2)	The Company intends to use any unallocated proceeds from this offering for general corporate purposes, including investing in health care and senior housing properties.
(Q)	Adjustments to interest expense represent the recognition of $55,183,000 of assumed interest and fees associated with the senior unsecured notes offerings offset by $27,533,000 reduction in interest and fees associated with the bridge loan resulting from the use of proceeds from the notes offerings. See Note P for a discussion of the interest rate assumptions. Each 1/8 of 1% increase in the annual interest rate assumed with respect to the notes would increase adjusted pro forma interest expense by $1,250,000 for the year ended December 31, 2010.

(R)	The calculations of basic and diluted earnings per share are as follows (in thousands, except per share data):

			Pro Forma
	Historical	Pro Forma	As Adjusted
Income from continuing operations	$84,352	$211,737	$184,087
Preferred stock dividends	(21,645)	(68,364)	(68,364)
Net income attributable to noncontrolling interests	(357)	(357)	(357)

Income from continuing operations attributable to common stockholders	$62,350	$143,016	$115,366
Weighted-average shares used to calculate earnings per common share — Basic(1)	127,656	156,406	156,406
Effect of dilutive securities	552	552	552

Adjusted weighted-average shares used to calculate earnings per common share — Diluted	128,208	156,958	156,958
Income from continuing operations attributable to common stockholders per share:
Basic	$0.49	$0.91	$0.74
Diluted	0.49	0.91	0.74
(1)	The pro forma weighted-average shares outstanding are the historical weighted-average shares of the Company adjusted for the issuance of 28,750,000 shares of Company common stock (see Note N). The convertible preferred stock discussed in Note N were excluded as the effect of the conversion would be anti-dilutive.